Exhibit 16.1
July 23, 2008
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Re: ASTA Funding, Inc.
Gentlemen:
We have read Item 4.01 of Form 8-K dated July 17, 2008 of ASTA Funding, Inc. and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Sincerely,
/s/ Eisner LLP
Eisner LLP